EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
 Attachment to item 77Q3:
 Clarification of certain NSAR information

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EXHIBIT A:
Report of Independent Registered Public Accounting Firm

To the Board of Trustees of
Phoenix Investment Trust 97 and Shareholders of
Phoenix Small Cap Value Fund
Phoenix-Oakhurst Value Equity Fund

In planning and performing our audits of the financial statements of Phoenix Small Cap Value Fund and Phoenix-Oakhurst Value Equity Fund (constituting Phoenix Investment Trust 97, hereafter referred to as the "Trust") for the year ended August 31, 2004, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness, for purposes of this report, is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2004.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/PricewaterhouseCoopers

October 8, 2004
Philadelphia, PA




EXHIBIT B:
PHOENIX INVESTMENT TRUST
CIK# 0001045018
Annual 8/31/04

Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2-
Series 1-
Class A $123, Class B 31, Class C 28
Series 2
Class A, B, C are zero.

73A1/73A2-
Series 1
Class A $0.0397, Class B .0234, Class C .0234.
Series 2
Class A, Class B and Class C are zero.

74U1/74U2-
Series 1
Class A 2726, Class B 1140, Class C 1140
Series 2-
Class A 8232, Class B 3069, Class C 4996

74V1/74V2-
Series 1
Class A $12.05, Class B $11.62, Class C $11.63
Series 2-
Class A $15.08, Class B $14.27, Class C $14.27